Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com
For Immediate Release
MasTec’s Net Income Rises 53% on 31% Increase in Revenue
-Gross Profit improved 46%-margin up 160 basis points
-Net Income improved 53%-margin up 50 basis points
-EBITDA improved 83%-margin up 240 basis points
-Cash Provided by Operating Activities increased 7-fold to $49 million
Coral Gables, FL (April 29, 2009) — MasTec, Inc. (NYSE: MTZ) today announced that revenue for the quarter ended March 31, 2009 was $342 million and net income was $11.9 million or $0.16 per diluted share compared with revenue of $262 million and net income of $7.8 million, or $0.12 per diluted share for the prior year quarter. This represents an earnings increase of 53% on a 31% increase in revenue over the prior year.
The Company continued to focus on margin improvement and cost containment. First quarter gross margin improved to 15.0% from 13.4% from the previous year’s quarter and net income margin improved to 3.5% from 3.0% in 2008. The margin for earnings before interest, taxes, depreciation and amortization, or EBITDA margin, increased 240 basis points to 8.3% for the quarter just ended, up from 5.9% in the first quarter of 2008.
As a result of the improved financial performance, MasTec’s balance sheet and cash flow from operations remained strong. At the end of the first quarter, the Company had $131 million in cash, cash equivalents, securities available for sale and availability on our bank line of credit. Net cash provided by operating activities increased to $49 million compared with $7 million in the prior year quarter.
Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “In spite of our country’s economic challenges, we had an excellent first quarter. Our diversification efforts, along with our margin improvement initiatives over the past 18 months, are having a positive impact on both our earnings and our long term outlook. Today, we are in the unique position to take advantage of the opportunities within the growing infrastructure sectors we serve, including renewable energy, transmission line construction, wireless expansion and broadband connectivity.”
MasTec’s 2009 earnings guidance remains unchanged, with diluted earnings per share estimated to be between $1.05 and $1.15 per share. Earnings per diluted share for the year is negatively impacted by large increases in the non-cash amortization expense for acquisition-related intangible assets and by a large increase in the mostly non-cash book tax rate. The Company now expects revenue of approximately $1.85 billion for the year.
Revenue for the second quarter of 2009 is expected to be approximately $375 million, with earnings per diluted share of $0.22 to $0.24.
Our guidance assumes a continued difficult economy and does not include any additional impact of our legacy litigation or any mark-to-market valuation adjustments on auction rate securities, either positive or negative.

Management will hold a conference call to discuss results of operations for the quarter ended March 31, 2009 on Thursday, April 30, 2009 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-1412 and the replay number is (719) 457-0820, with a pass code of 5946684. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.
Summary financials for the quarters are as follows:
Condensed Unaudited Consolidated Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2009	2008
Revenue	$342,119	$261,992
Costs of revenue, excluding depreciation and amortization	290,926	226,844
Depreciation and amortization	10,643	5,028
General and administrative expenses, including non-cash stock compensation expense of $822 in 2009 and $844 in 2008	23,255	19,806
Interest expense, net of interest income	5,762	2,496
Other income, net	497	151

Income from continuing operations before income taxes	12,030	7,969
Income taxes	(101)	(33)

Income from continuing operations	11,929	7,936

Loss from discontinued operations, net of tax	—	(155)

Net income	$11,929	$7,781

Basic net income per share:
Continuing operations	$0.16	$0.12
Discontinued operations	—	—

Total basic net income per share	$0.16	$0.12

Basic weighted average common shares outstanding	75,546	67,187

Diluted net income per share:
Continuing operations	$0.16	$0.12
Discontinued operations	—	—

Total diluted net income per share	$0.16	$0.12

Diluted weighted average common shares outstanding	76,565	67,585

Condensed Unaudited Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2009	2008
Assets
Total current assets	$378,107	$439,365
Property and equipment, net	155,185	158,013
Goodwill and other intangibles, net	418,107	420,604
Deferred taxes, net	16,793	25,165
Securities available for sale	21,009	20,580
Other assets	27,451	27,170

Total assets	$1,016,652	$1,090,897

Liabilities and Shareholders’ Equity
Current liabilities	$273,017	$334,048
Other liabilities	25,199	26,305
Long-term debt	261,202	287,454
Total shareholders’ equity	457,234	443,090

Total liabilities and shareholders’ equity	$1,016,652	$1,090,897

Condensed Unaudited Consolidated Statements of Cash Flows
(In thousands)

	For the Three Months
	Ended March 31,
	2009	2008
Cash flows from operating activities:
Net cash provided by operating activities	$49,300	$7,334
Net cash (used in) provided by investing activities	(13,101)	835
Net cash (used in) financing activities	(25,946)	(934)

Net increase in cash and cash equivalents	10,253	7,235
Net effect of currency translation on cash	107	—
Cash and cash equivalents — beginning of period	47,263	74,288

Cash and cash equivalents — end of period	$57,623	$81,523

Reconciliation of Non-GAAP Disclosures-Unaudited
(In millions, except for percentages and per share data)

	Three Months Ended		Three Months Ended
	March 31, 2009		March 31, 2008
		EBITDA		EBITDA
EBITDA Reconciliation	Total	Margin	Total	Margin

GAAP Net income	$11.9	3.5%	$7.8	3.0%

Loss from discontinued operations	—	0.0%	0.2	0.0%
Interest, net	5.8	1.7%	2.5	1.0%
Taxes	0.1	0.0%	0.0	0.0%
Depreciation and amortization	10.6	3.1%	5.0	1.9%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$28.4	8.3%	$15.5	5.9%

	Years Ended
EBITDA Reconciliation	2009	2008
GAAP Net Income	$85-93	$66
Loss from discontinued operations, net of taxes	—	(1)

Income from continuing operations	85-93	$67
Interest, net	26-28	14
Income tax provision	23-29	1
Amortization	9-10	4
Depreciation	37-40	24

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	$180-200	$110

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of utility and communication infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, which may, among other things, cause our revenues, margins and earnings per share to differ from that projected. Such risks, uncertainties and assumptions may include further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to retain qualified personnel and key management from acquired businesses and integrate acquisitions with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisition at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband expansion and related projects and expenditures; our ability to attract and retain qualified managers and skilled employees; increases in fuel, maintenance, materials, labor and other costs; any liquidity issues related to our securities held for sale; material changes in estimates for legal costs or case settlements; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes and any future loans or securities; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations entered into, or as a result of conversions of convertible stock issued, in connection with past or future acquisitions, the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.

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